SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report: March 5, 2007
BioCryst Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in Charter )

Delaware	000-23186	62-1413174
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification #)
2190 Parkway Lake Drive, Birmingham, Alabama 35244
(Address of Principal Executive Office)
(205) 444-4600
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 210.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into A Material Definitive Agreement.
On March 5, 2007, BioCryst Pharmaceuticals, Inc. (the “Company”) announced that it entered into an exclusive license agreement (the “Shionogi Agreement”) with Shionogi & Co. Ltd. (“Shionogi ”). The Shionogi Agreement is a collaboration between the Company and Shionogi for development and commercialization in Japan of the Company’s clinical compound peramivir, for the treatment of seasonal and potentially life-threatening human influenza.
Under the Shionogi Agreement, Shionogi will obtain rights to injectable formulations of peramivir in Japan in exchange for a $14 million up-front payment. BioCryst may also receive future clinical event milestone payments (up to $21 million) and commercial event milestone payments (up to $95 million) in addition to double digit (between 10 and 20% range) royalty payments on product sales of peramivir. Shionogi will be responsible for all development, regulatory and marketing costs in Japan.
BioCryst retains all rights to commercialize peramivir in North America, Europe, and other countries outside of Japan and Korea.
Item 8.01. Other Events and Regulation FD Disclosure.
On March 5, 2007 the Company issued a press release announcing the execution of the Shionogi Agreement. The press release is being filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.
Neither the filing of any press release as an exhibit to this Current Report on Form 8-K nor the inclusion in such press release of a reference to Registrant’s Internet address shall, under any circumstances, be deemed to incorporate the information available at such Internet address into this Current Report on Form 8-K. The information available at Registrant’s Internet address is not part of this Current Report on Form 8-K or any other report filed by Registrant with the Securities and Exchange Commission.
Item 9.01. Exhibits.

Exhibit No.	Description
99.1	Press release dated March 5, 2007 entitled “BioCryst and Shionogi Establish Collaboration in Japan.”

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BioCryst Pharmaceuticals, Inc.
Dated: March 5, 2007	By:	/s/ Michael A. Darwin
Michael A. Darwin
Chief Financial Officer and Chief Accounting Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated March 5, 2007 entitled “BioCryst and Shionogi Establish Collaboration in Japan.”